Filed pursuant to Rule 424(b)(7)

Registration No. 333-216253
CALCULATION OF REGISTRATION FEE

Atlantica Yield plc, the registrant under the Form F-3 shelf registration statement dated February 27, 2017, elected to defer payment of the fees of such registration statement pursuant to Rule 456(b) under the Securities Act of 1933.

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, nominal value $0.10 per share	41,530,843	$20.36	$845,567,963.48	$98,001.33

(1)
Represents 41,530,843 shares of Atlantica Yield plc beneficially owned by ACIL Luxco1 S.A. which may be offered from time to time by selling shareholders identified here or in a subsequently filed prospectus supplement. In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(r) and Rule 457(c) under the Securities Act. Pursuant to Rule 457(c), the proposed maximum offering price per ordinary share of the registrant is based on the average high and low price per ordinary share of the registrant on the NASDAQ Global Select Market on April 11, 2017.

(3)	Calculated pursuant to Rule 457(a) under the Securities Act.

PROSPECTUS SUPPLEMENT

To Prospectus dated February 27, 2017

(incorporated in England and Wales)

41,530,843 Ordinary Shares

This prospectus supplement updates and amends certain information contained in the prospectus dated February 27, 2017 (the “Prospectus”) covering the resale by selling shareholders of an aggregate amount of up to 41,530,843 ordinary shares, nominal value of $0.10 per share, of Atlantica Yield plc, or Atlantica Yield, held by ACIL Luxco1 S.A, or Luxco 1, which may be offered and sold by selling shareholders identified herein or in a subsequently filed prospectus supplement. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “ABY”. On April 11, 2017, the last reported sales price of our ordinary shares on the NASDAQ Global Market was $20.53 per share.

Investing in our ordinary shares involves certain risks. See “Risk Factors” beginning on page 10 of the Prospectus before you make your investment decision and in our reports filed from time to time with the Securities and Exchange Commission.

You should carefully read this prospectus supplement and the Prospectus, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated April 12, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus and sets out a schedule of fees. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SHAREHOLDERS

We are amending the Selling Shareholder table in the Prospectus to include the selling shareholders listed below. As of the date of this prospectus supplement, the lenders and noteholders do not beneficially own any shares of Atlantica Yield. On March 28, 2017, Abengoa S.A. entered into a restructuring and lending arrangement with, among others, GLAS Trust Corporation Limited, or the Security Agent, acting for certain lenders and noteholders, under which Abengoa S.A. or its subsidiaries were required to enter into related security documents, or the New Money Documents, pledging their shares of Atlantica Yield.  Pursuant to that arrangement, Luxco 1 holds 41,530,843 ordinary shares, or the Pledged Shares, in favor of lenders and noteholders as security for Abengoa’s and its subsidiaries’ obligations under the New Money Documents.

Pursuant to the terms of the New Money Documents, if an event of default occurs, the lenders and noteholders may, amongst other things, elect to instruct the Security Agent to enforce the security over the Pledged Shares.  Pursuant to an enforcement of the security, each of the selling shareholders listed in the table below may offer and/or sell any or all of the Pledged Shares owned by them or on their behalf or to which they are otherwise entitled, and/or the Security Agent may, to the extent instructed by a selling shareholder listed in the table below or otherwise in accordance with the New Money Documents, offer and/or sell any or all of the Pledged Shares owned by or on behalf of such selling shareholder or to which such selling shareholder is entitled on behalf of such selling shareholder pursuant to this prospectus supplement and the Prospectus. In addition, if any selling shareholder does not provide instructions to the Security Agent within the applicable time frame under the New Money Documents, the Security Agent may offer and sell the Pledged Shares to which such selling shareholder is entitled on behalf of such selling shareholder pursuant to this prospectus supplement and the Prospectus.

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

683 Capital Partners LP	461,379	461,379	–	–

Ace Global, S.I.C.A.V., S.A.	5,485	5,485	–	–

Aegon Custody B.V.	50,863	50,863	–	–

Aileen Torre	5,451	5,451	–	–

Alberto Campanini	268	268	–	–

Aldwych Investors II S.a r.l. (5)	502,507	502,507	–	–

Alejandro Aguilar Caba	268	268	–	–

Alejandro Zbrasky	268	268	–	–

Alessandro Roca	536	536	–	–

Alfredo López Sancho	8,501	8,501	–	–

Alipio Tome Pinto	1,092	1,092	–	–

Allan Odgaard	804	804	–	–

Almu Valores SICAV	566	566	–	–

Amadeo Hernández Bueno	2,711	2,711	–	–

Amauri Martins Oliveira	546	546	–	–

Amelio Ghiori	268	268	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Ana Rita Pereira Salazar Sampaio	396	396	–	–

Ana Rossello Busquet	268	268	–	–

Andrea Käser-Pilling	268	268	–	–

Andreas Jakob Dimmler	2,945	2,945	–	–

Angelo Cesana	6,007	6,007	–	–

Anna Guglielmetti	566	566	–	–

Antonio Girón Ares and Alicia Diez Arocena	1,551	1,551	–	–

Antonio Manuel De Oliveira Brito	546	546	–	–

António Mário Castelobranco Corrêa de Aguiar	268	268	–	–

Antonio Ramirez Carrasco	2,833	2,833	–	–

Aplicaciones de Servei Monsan	268	268	–	–

ApS af 8.10.1976	1,133	1,133	–	–

Arepo Fiduciaria SRL	7,912	7,912	–	–

Artur José Figueiredo Mariano Alves	566	566	–	–

Arturo Moreno Garceran	1,072	1,072	–	–

Arvo Investment Holdings S.A.R.L.	2,466,421	2,466,421	–	–

Athanasios Athanasakis	536	536	–	–

Auriga Global Investors, S.V., S.A.	6,190	6,190	–	–

Baloise Life (Liechtenstein) AG	5,357	5,357	–	–

Baloise Vie Luxembourg SA	850	850	–	–

Banca di San Marino S.p.A.	2,679	2,679	–	–

Banco Finantia, S.A. (6)	47,081	47,081	–	–

Bankinter, SA	68,357	68,357	–	–

Banor SIM SpA	1,082	1,082	–	–

Banque Pictet & Cie SA	44,816	44,816	–	–

Beatriz Mateos Torres	268	268	–	–

Benito Ambrosio Bermejo	3,575	3,575	–	–

Bergot Agrocosta	536	536	–	–

Bertrand Kan	2,544	2,544	–	–

Bilbao Equity SICAV S.A.	566	566	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Bjarne Frank Nielsen	549	549	–	–

Blanka Bartova	268	268	–	–

BlueMountain Guadalupe Peak Fund L.P.	11,376	11,376	–	–

BMFV European Distressed DAC	29,721	29,721	–	–

BMLO European Distressed DAC	24,524	24,524	–	–

BMCA European Distressed DAC	501,336	501,336	–	–

BMMF European Distressed DAC	57,564	57,564	–	–

Bolsa Integral SICAV	1,133	1,133	–	–

Bondpartners S.A.	304	304	–	–

BPI 23 S.a.r.l.	2,062,474	2,062,474	–	–

Cabildo Catedral de Cordoba	3,215	3,215	–	–

Caixabank, S.A.(7)	1,725,446	1,725,446	–	–

Caja de Burgos Fundación Bancaria	2,833	2,833	–	–

Calem SA	5,477	5,477	–	–

Canciano López de Miguel	742	742	–	–

Canyon Capital Finance S.a.r.l.(8)	2,062,474	2,062,474	–	–

Carlo Stradi	268	268	–	–

Carlos Borrero Acevedo	542	542	–	–

Carlos Garcia Saiz	542	542	–	–

Carlos Manuel Sanches Garcia	1,886	1,886	–	–

CCP Credit Acquisition Holdings Luxco, S.à r.l.	1,031,237	1,031,237	–	–

Celamin 12:S.L.	21,470	21,470	–	–

Celso Emilio Fernandez Perez	566	566	–	–

Cesar Bachiller Solano	268	268	–	–

Charlotte Stegmann	768	768	–	–

Christian Seidelin	2,212	2,212	–	–

Citadel Equity Fund Ltd.(9)	182,970	182,970	–	–

Competrol International Investments Limited	41,374	41,374	–	–

Cornwell Services	6,068	6,068	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

D. E. Shaw Galvanic International, Inc. (10)(11)	1,663,906	1,663,906	–	–

D. E. Shaw Valence International, Inc. (10)(11)	1,051,788	1,051,788	–	–

Dan Bendtsen	1,097	1,097	–	–

Dan Harel	11,898	11,898	–	–

Daniel David Pastor Javaloyes	268	268	–	–

Daniel Garanto Carrera	268	268	–	–

Daniel Parker	749	749	–	–

Daniela Weber	819	819	–	–

Daniele Nadal	536	536	–	–

Delta Alternative Management SAS on behalf of Delta Prime ESSF	105,397	105,397	–	–

Detlev Elsner	1,638	1,638	–	–

Dimitrios Petropoulaskis	1,875	1,875	–	–

Dirk Heidenreich	546	546	–	–

Distribuciones Región Este, S.A.	536	536	–	–

Dorzay Fund	5,485	5,485	–	–

Dragos Bruno Condi	2,689	2,689	–	–

Eduard Dieter Winkels and Juana Arce Molina	536	536	–	–

Eduard Ribas Palorera and Silvia Gabarro Font	536	536	–	–

Eduardo Vizcaya Alberola	549	549	–	–

Ellipsis High Yield Fund	11,151	11,151	–	–

Ellipsis Polarius Credit Fund	27,533	27,533	–	–

Emmanuel Salvador Gayan Contero(12)	536	536	–	–

Enrico Maria Gerosa	2,199	2,199	–	–

Epsilon Wealth Management Sicav S.A.	2,266	2,266	–	–

Eralan Inversiones, SL	4,096	4,096	–	–

Eran Yohav Lipszyc	1,346	1,346	–	–

Eulalia Torres Perez	566	566	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Exane SA(13)	5,876	5,876	–	–

Excavaciones Moviobra S.A.	542	542	–	–

Felix Gonzalez Lopez	268	268	–	–

Felix Maria Hofmann	1,102	1,102	–	–

Fenoll Ambrosio Bermejo	804	804	–	–

Fernando Delgado Parra	710	710	–	–

Fernando Lino Salazar Sampaio	5,324	5,324	–	–

Fernando Lopez Teran	536	536	–	–

Fernando Reymundo Izard	542	542	–	–

Filippo Marangoni	583	583	–	–

Filippo Simioni	566	566	–	–

Finanziaria Industriale Polesana SRL	1,700	1,700	–	–

Francesc Xavier De Doria Cabot	536	536	–	–

Francesco Irgo Sacchi	549	549	–	–

Francisco António Borges Graínha Vale	1,133	1,133	–	–

Francisco Cambil Sanchez	1,084	1,084	–	–

Francisco Jose Guisado Munoz	1,084	1,084	–	–

Francisco Jorge Gomes Lopes	536	536	–	–

Francisco Martin Calvo	2,081	2,081	–	–

Fund G2PK GS Europe High Yield ND PTF(14)	13,652	13,652	–	–

Gabriel Soria Naharro	536	536	–	–

Geetanjali Kripalani-Dimanche and Laurent Dimanche	549	549	–	–

Gemma Torres Perez	566	566	–	–

Georgios Gkionis	566	566	–	–

Georgios Pavlopoulos	6,892	6,892	–	–

Gerhard Hoelter	566	566	–	–

Gianluca Marangoni	566	566	–	–

Giulia Bochi	566	566	–	–

Global Income SA-SIF	21,637	21,637	–	–

GNB - Companhia de Seguros de Vida, S.A. (as legal manager and representative of "Portfolio Libre Private CVII")	2,833	2,833	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Gonçalo Miguel Canteiro Rodeia Marques	748	748	–	–

Groupe Revue Fiduciaire	142	142	–	–

GS Europe High Yield DN PTD(14)	5,461	5,461	–	–

Günter Matusche	536	536	–	–

Hadron Master Fund	10,538	10,538	–	–

Harvstburg Capital Special Situations 1 GmbH & Co. KG	1,790	1,790	–	–

Hayfin Opal Luxco 3 Sarl	196,426	196,426	–	–

Hayfin SOF II LuxCo 2 Sarl	1,473,196	1,473,196	–	–

HayFin Topaz LuxCo 3 SCA	49,106	49,106	–	–

Henning Christensen	566	566	–	–

Hermanos Pla-Font Benito (P.P Juan Antonio Pla-Font Benito)	268	268	–	–

Hervé Panizzí	3,291	3,291	–	–

Ilias Petropoulakis	1,092	1,092	–	–

Imeris S.A. - SPF	48,512	48,512	–	–

Incorp Ingenieros, S.L.	536	536	–	–

Instituto de Crédito Oficial	415,860	415,860	–	–

Inverbela SICAV	1,133	1,133	–	–

Inversiones Caspatro, S.L.	1,898	1,898	–	–

Inversiones Matipe SICAV S.A.	566	566	–	–

Investeringsselskabet JPJN ApS.	4,650	4,650	–	–

Ivan De Lora Marquez	268	268	–	–

J.P. Morgan Securities PLC(15)	115,956	115,956	–	–

Jacopo Gerosa	536	536	–	–

Jaime Héctor	1,881	1,881	–	–

James S Arglaas	1,607	1,607	–	–

Javier Rivela Rodriguez	1,700	1,700	–	–

Jerome Bellavista Caltagirone	268	268	–	–

Jesus Vigo Aguiar	268	268	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

JMT Handelsselskab Aps	566	566	–	–

Jorge Nelson Ferreira de Aguilar Quintas	989	989	–	–

Jorge Vidal Tortosa	566	566	–	–

Jose Leonel Silva Neto	546	546	–	–

Jose Luis Gambero Andrade	268	268	–	–

José Luis Muñoz Atanet	804	804	–	–

José Manuel De La Cámara, S.A.	1,072	1,072	–	–

José María Elias de Tejada Lozano	816	816	–	–

Jose Maria Verdugo Arias	804	804	–	–

Jose Maria Villar Alonso	268	268	–	–

Jose Miguel Abascal Morte	1,484	1,484	–	–

Jose Moura Nogueira dos Santos	3,242	3,242	–	–

JP Richard & Associés	566	566	–	–

Juan Alberola Calabuig	566	566	–	–

Juan Antonio Pardo Garcia	2,089	2,089	–	–

Juan Carlos Montes Cabello	1,207	1,207	–	–

Juan De Dios Gomez-Zurita De La Cruz	804	804	–	–

Juan Jose Tenorio Blazquez	549	549	–	–

Juan Manuel Cantera Urciá	542	542	–	–

Juan Toro Cebada	1,692	1,692	–	–

Kalliyan Holdings Inc.	8,227	8,227	–	–

Karl Erik Clausen	1,628	1,628	–	–

Katherine Parodi	1,092	1,092	–	–

KL Special Opportunities Master Fund Ltd	137,956	137,956	–	–

Knud Trøstrup	566	566	–	–

Lansdowne Core Credit Master Fund Limited	10,127	10,127	–	–

Lansdowne Investment Company Limited	37,061	37,061	–	–

Lars Lemonius	17,813	17,813	–	–

Lars Tillmann Meissner	268	268	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Leonardo Marques Amoros	268	268	–	–

Leonardo Vaselli	546	546	–	–

Leonor Garcia-Berlanga Vitoria	566	566	–	–

Liseta Felix Arinto Ribeiro Almeida	268	268	–	–

LMGP – Sociedade de Prestação Serviços Médicos, lda	268	268	–	–

Lourdes Fernandez Campos	549	549	–	–

Luc Paillard	553	553	–	–

Luc Patenaude	542	542	–	–

Luca Massimiliano Chioda	536	536	–	–

Luigi Formisano	1,072	1,072	–	–

Luis Angel Rodriguez Gonzalez and Lorena Robla Gomez	268	268	–	–

Luis Jose Alvarez Alvarez	268	268	–	–

Luis Jose Perez Berrocal and Rosa Maria Morla Escobar	268	268	–	–

Luis Manuel Martins Castelo	1,315	1,315	–	–

Luis Miguel Pinto Ferreira	890	890	–	–

Luis Paulo Reis Cocco	1,113	1,113	–	–

Luis Rossello Rodon	268	268	–	–

Luz Internacional Films SA	549	549	–	–

M Op het Veld	268	268	–	–

Macarena Elias de Tejada Casanova	546	546	–	–

Manuel Alvarez Davila	566	566	–	–

Manuel Martin Monroy	566	566	–	–

Manuel Medina Fernandez	834	834	–	–

Manuel Montero Camacho	268	268	–	–

Manuel Sanchez Sanchez	1,657	1,657	–	–

Marcel Goetstouwers	546	546	–	–

Marco Augusto Lisboa Rocha Fians	268	268	–	–

Marco Perale	1,365	1,365	–	–

Marco Seregni	549	549	–	–

Mare Nostrum 121 SICAV	1,133	1,133	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Maria del Carmen Gonzalez-Ducay	268	268	–	–

Maria del Milagro Gomez-Cano Lopez	268	268	–	–

Maria do Carmo Jardim Pereira do Vale Henriques	566	566	–	–

Maria Dolores Bermejo Fenoll	268	268	–	–

Maria Filomena Duarte Pedro	268	268	–	–

Maria Isabel Luzárraga	536	536	–	–

Maria Jesus Herrero Azuara	546	546	–	–

Maria Josefa Durán López	268	268	–	–

Maria Luisa Lara Yotti	268	268	–	–

Maria Luísa Lopez-Teíson Perez	268	268	–	–

María Luisa Sánchez Quintana	268	268	–	–

María Lunna Gayan Contero	268	268	–	–

Maria Manuela Carvalhal Pereira Sampaio	396	396	–	–

Maria Teresa Rodrigues Carneiro Chaves Leite Fragoso	1,638	1,638	–	–

Maria Victoria Perez Ullivarri Brasac	1,115	1,115	–	–

Marina Serbandini	268	268	–	–

Mario Christodoulou	1,797	1,797	–	–

Marjorie van Berge Henegouwen	549	549	–	–

Martin Duch Sondergaard	1,093	1,093	–	–

Massimo Dauri	1,643	1,643	–	–

Matignon Finances	16,081	16,081	–	–

Mattia Teoldi	1,084	1,084	–	–

Matthias Bohn	549	549	–	–

Maymer Invest SICAV	1,370	1,370	–	–

Mayorazgo de Henares, S.L.	268	268	–	–

Mediero Rubio, S.L.	744	744	–	–

Melqart Opportunities Master Fund Ltd	362,163	77,155	285,008	0.28%

Menhaden Capital PLC	197,382	43,147	154,235	0.15%

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Michael Peter Winkels and Maria Luisa Lozano Martin	268	268	–	–

Miguel Angelo Rodrigues Da Silva César	1,102	1,102	–	–

Miguel Gomez Araque	542	542	–	–

Miguel Hansson Leite Fragoso	2,473	2,473	–	–

Miguel Nuno Monteiro da Silva Romao	268	268	–	–

Montero Alquiler S.A.	4,215	4,215	–	–

Moro Parrés, S.L.	567	567	–	–

Nicola Esposito	2,679	2,679	–	–

Nicolás Fernández de Villavicencio	3,095	3,095	–	–

Niels Vejgaard	1,072	1,072	–	–

Olive Tree Management Inc.	2,711	2,711	–	–

Pablo Acha Acha	566	566	–	–

Palle Andreasen	268	268	–	–

Paola Gritti	268	268	–	–

Paolo Boato	268	268	–	–

Patrimoine International Fund	1,700	1,700	–	–

Pedro Miguel Martins Santos	546	546	–	–

Pensionskasse HT Troplast WaG	110,592	110,592	–	–

Peter Joseph Dominic Kind	536	536	–	–

Peter Riggelsen	3,291	3,291	–	–

Pictet & Cie (Europe) SA	987	987	–	–

Piero Ciampolini	2,185	2,185	–	–

Ferrucci Piero	542	542	–	–

Poul Nørbjerg	268	268	–	–

Prelude Opportunity Fund, LP	964	964	–	–

Privinvest Limited	52,889	52,889	–	–

Raffaele Duino	542	542	–	–

Raimondo Iallonardo	1,084	1,084	–	–

Ramón Fernandez-Palacios Peironcely and Maria Jesus Gonzalez de Castejón Aritio	268	268	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Ramon Ferrer Family(16)	1,875	1,875	–	–

Ramon Ortiz Saez	268	268	–	–

Rams Cartera 2013 SICAV	2,408	2,408	–	–

Remo Mariani	1,659	1,659	–	–

Reyes Diaz-Alejo Corrales	1,133	1,133	–	–

Rho Investments S.I.L.	38,866	38,866	–	–

Ricardo Jorge Moita Santos	536	536	–	–

Ricardo Jorge Neiva de Oliveira de Aguiar Quintas	742	742	–	–

Ricardo Jorge Rodrigues Seabra Goncalves	268	268	–	–

Rincon Group Ltd.	2,189	2,189	–	–

Robert Boelstler	742	742	–	–

Rocimar Inversiones SICAV	566	566	–	–

Rolf Georg Wagner	268	268	–	–

Romano Consulting Spa	38,108	38,108	–	–

Rui António Inocêncio Marques	566	566	–	–

Sas Lamazère Gestion Privée	5,382	5,382	–	–

SCE Limited	4,987	4,987	–	–

Sebastien Armleder	27,615	27,615	–	–

Silver Point Capital Fund, L.P.	3,890	3,890	–	–

Silver Point Capital Offshore Master Fund, L.P.	6,084	6,084	–	–

Silvia Ponikvar	1,084	1,084	–	–

Silvio Alberto Giovannini	542	542	–	–

Société Européenne de Presse Fiscale SEPFI	283	283	–	–

Sorral Inversiones SICAV	566	566	–	–

Sothic Capital European Opportunities Master Fund Limited	379,543	379,543	–	–

Stavros Daliakopoulos	926	926	–	–

Stefano Rubbiani	268	268	–	–

Stichting Depositary APG Fixed Income Credits Pool	13,554	13,554	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Sunland Consulting, S.A.	268	268	–	–

Susana María del Loreto Calvo González-Gallarza	268	268	–	–

Svend Olhoff	3,309	3,309	–	–

Symeon Chasanakos	619	619	–	–

T&F Tax and Finance Limited as Trustee of The Rose Trust	268	268	–	–

Talisker LTD	2,864	2,864	–	–

Taurus Gestion Privee for Taurus Strategie and for Pim Participations Mandat 2	4,420	4,420	–	–

TCA Event Investments Sarl	1,451	1,451	–	–

TCA Opportunity Investments Sarl	12,648	12,648	–	–

Teresa de Tuero y de Reyna	1,651	1,651	–	–

The Mangrove Partners Master Fund, Ltd.	582,116	582,116	–	–

The Royal Bank Of Scotland PLC(17)	379,297	379,297	–	–

The Sting Trust	4,781	4,781	–	–

Thibaut Sciard	5,485	5,485	–	–

Thomas Jakobsen	546	546	–	–

Thrivent Financial Defined Benefit Plan Trust(18)	2,435	2,435	–	–

Thrivent Financial for Lutherans(19)	58,282	58,282	–	–

Thrivent High Yield Fund(20)	28,520	28,520	–	–

Thrivent High Yield Portfolio(21)	33,059	33,059	–	–

Thrivent Life Insurance Company(21)	4,488	4,488	–	–

Triarii Capital Master Fund LP	184,798	184,798	–	–

Trinity Investments Designated Activity Company	737,115	737,115	–	–

UBS Limited(22)	59,414	59,414	–	–

Umberto Giuliani	1,455	1,455	–	–

Unicredit Bank AG(23)	19,008	19,008	–	–

Vera Lucia Cardoso	268	268	–	–

Vilata Darder Holding SL	3,544	3,544	–	–

Selling Shareholder(1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering(2)	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(3)	Percentage of Ordinary Shares Beneficially Owned After the Offering(4)

Vincent Claude Paul Pacaud	2,679	2,679	–	–

Vicente Dominguez Perez	3,095	3,095	–	–

Virginia Fillat Mas	1,072	1,072	–	–

Wolfgang Abfalterer	2,711	2,711	–	–

Xeni Petropoulaki	566	566	–	–

(1)	Information regarding the selling shareholders may change from time to time. Any such changed information will be set forth in a prospectus supplement if required.
(2)
In the event the Pledged Shares covered by the Prospectus and this prospectus supplement are foreclosed on, the selling shareholders listed in this table will be deemed to be beneficial owners with respect to such Pledged Shares as listed here.

(3)	Assumes the selling shareholder sells all of its ordinary shares offered pursuant to this prospectus supplement.
(4)	Based on a total of 100,217,260 ordinary shares outstanding as of April 11, 2017.
(5)
We have been advised that Aldwych Investors II S.à r.l. is managed by KKR Credit Fund Advisors LLC which, in turn, is a wholly owned subsidiary of KKR Credit Advisors (US) LLC, an investment advisor registered with the US Securities and Exchange Commission (SEC). KKR Credit Advisors (US) LLC is an affiliate of the following registered broker dealer entities: (i) KKR Capital Markets LLC which is a broker dealer registered with the SEC; (ii) KKR Capital Markets Japan Limited which is a broker dealer registered with the Financial Services Authority of Japan; and (iii) KKR Capital Markets Limited which is a broker dealer registered with the UK Financial Conduct Authority.

(6)	We have been advised that Finantia USA LTD is an indirectly wholly owned subsidiary of the selling shareholder.
(7)
We have been advised that the selling shareholder cannot confirm if their officers, directors or principal equity holders have had any material relationship with Atlantica Yield within the past three years.  The selling shareholder has indicated it is involved in certain project finance entered into by CaixaBank, S.A. in its ordinary course of business in favour of subsidiaries of Atlantica Yield.

(8)
We have been advised that the selling shareholder is an affiliate of CP Investments LLC, a broker-dealer. Canyon Partners, LLC owns all of the limited liability company interests in CP Investments LLC and is also the majority owner of Canyon Capital Advisors LLC. Canyon Capital Advisors LLC is the Investment Advisor to the selling shareholder.

(9)
We have been advised that Citadel Equity Fund Ltd shares common beneficial ownership with a registered broker-dealer. The entities are separately controlled and there are strict information barriers between them. The affiliated broker-dealer does not execute trades on behalf of Citadel Equity Fund Ltd.

(10)	We have been advised that the selling shareholder is an affiliate of two U.S. registered broker-dealers, neither of which will be involved in the offering or registration of the Pledged Shares.
(11)
We have been advised that an affiliate of the selling shareholder is a lender to an affiliate of Atlantica Yield under two secured term facility agreements entered into in March 2016 and September 2016, respectively. The selling shareholder and certain of its affiliates hold debt instruments issued by Abengoa S.A, and/or its affiliates and have committed (subject to the terms and conditions set out in the relevant documentation) to participate in the restructuring of indebtedness of Abengoa S.A. and its affiliates, including through the provision of new money financing. Certain affiliates of the selling shareholder hold interests in equity securities of Atlantica Yield and/or Abengoa S.A.

(12)	The selling shareholder has indicated that he is an employee of Atlantica Yield.
(13)	We have been advised that the selling shareholder is the direct owner and sole shareholder of Exane Inc., a broker-dealer.
(14)	We have been advised that the selling shareholder is an affiliate of Goldman Sachs, & Co. and Goldman Sachs International, broker-dealers.
(15)
We have been advised that the U.S. affiliated entity of the selling shareholder, “J.P. Morgan Securities LLC” is a registered broker-dealer but the selling shareholder’s business does not use that legal entity.

(16)
We have been advised that the selling shareholder is a family group composed by 5 natural persons: Miguel Ramon Carcelle, Caridad Ferrer Bonafont, Miguel Ramon Ferrer, Caridad Ramon Ferrer and Vicente Ramon Ferrer.

(17)	RBS Securities, Inc., a U.S. registered broker-dealer, is an indirect wholly-owned subsidiary of the selling shareholder.
(18)
We have been advised that the selling shareholder is the defined benefit plan for Thrivent Financial for Lutherans. Thrivent Financial for Lutherans is also the ultimate parent company of Thrivent Investment Management Inc., a registered broker-dealer.

(19)	We have been advised that Thrivent Management Inc, a subsidiary of Thrivent Financial for Lutherans is a registered broker-dealer.
(20)
We have been advised that Thrivent Financial for Lutherans, the ultimate parent company of Thrivent Asset Management, LLC (the investment adviser for the selling shareholder), is also the parent company of Thrivent Investment Management Inc., a registered broker-dealer.

(21)
We have been advised that Thrivent Financial for Lutherans, the investment adviser of the selling shareholder, is also the ultimate parent company of Thrivent Investment Management Inc., a registered broker-dealer.

(22)	We have been advised that the selling shareholder is under common control with UBS Securities LLC and UBS Financial Services, Inc., each of which is a registered broker-dealer.
(23)	We have been advised that the selling shareholder is the sole owner of a holding company which owns the U.S. registered broker-dealer UniCredit Capital Markets LLC.

In addition, under the restructuring and lending arrangement, under certain circumstances Luxco 1 may sell, or may be required to sell the Pledged Shares.  Accordingly, Luxco 1 may also sell the Pledged Shares pursuant to this prospectus supplement and the Prospectus in connection with such sales. To the extent such sales occur, Luxco 1 will be the selling shareholder and the lenders and noteholders listed in the table above will not be the selling shareholders.

Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to the Offering	Maximum Number of Ordinary Shares to be Offered	Number of Ordinary Shares Beneficially Owned After the Offering(1)	Percentage of Ordinary Shares Beneficially Owned After the Offering(2)
ACIL Luxco1 S.A.(3)	41,530,843	41,530,843	–	–

(1)	Assumes the selling shareholder sells all of its ordinary shares offered pursuant to this prospectus supplement.

(2)	Based on a total of 100,217,260 ordinary shares outstanding as of April 11, 2017.

(3)
We have been advised that following the restructuring that occurred in connection with the New Money Documents, Luxco 1 is the direct beneficial owner of the Pledged Shares. Luxco 1 is 100% owned by ABG Orphan Holdco S.à r.l., or Orphan Holdco, which in turn is 100% owned by Stichting Seville, or OrphanCo. OrphanCo and Orphan Holdco, through their ownership of Luxco 1, are indirect beneficial owners of the Pledged Shares. In connection with the restructuring, Luxco 1, OrphanCo and Orphan Holdco entered into a governance agreement with ACIL Luxco2, S.A., a subsidiary of ACIL, or Luxco 2, among others, in respect of the Pledged Shares. As a result of the provisions of the governance agreement, Abengoa and Luxco 2 may be deemed to beneficially own the Pledged Shares.

EXPENSES OF THE REGISTRATION

The expenses of this offering to be paid by us are estimated as set forth in the following table. We are not responsible for any other expenses, including underwriters’ discounts or selling commissions. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Expense	Amount
Securities and Exchange Commission registration fee	$98,001
Printing expenses	10,000
Legal fees and expenses	180,000
Accounting fees and expenses	40,000
Miscellaneous fees and expenses	5,000
Total	$333,001

41,530,843 Ordinary Shares

PROSPECTUS SUPPLEMENT

April 12, 2017